Exhibit 1.1

BY-LAWS1

LAN AIRLINES S.A.

SECTION ONE: Name, Registered Office and Purpose

Article 1: A corporation is incorporated that will be governed voluntarily by the rules applicable to open corporations and will be called Lan Airlines S.A., although it may also indistinctively use the fictitious names of “Lan,” “Lan Chile,” “Lan Airlines” and/or “Lan Group.”2

Article 2: The company will have its registered offices in the city of Santiago, borough of the same name, although it may establish agencies, branches, offices or establishments in other places in the country or abroad.

Article 3: The duration of the Company will be indefinite.

Article 4: The Company shall engage in:

(a)	the trade of any form of air and/or ground transportation, whether passenger, cargo, or mail, and of everything relating directly or indirectly to that activity, in the country or abroad, for its own account or others;

(b)	the rendering of services relating to the maintenance and repair of aircraft, whether own or third parties;

(c)	the development and exploitation of other activities derived from the business purpose and/or linked, related, cooperative or complementary thereto;

(d)	the trade and development of activities relating to travel, tourism and lodging; and

(e)	holding interests in companies of any type or kind that facilitate the business of the Company.

[1]	A new text of these bylaws will govern once the merger of the Company with Sister Holdco S.A. and Holdco II S.A. is perfected. These latter two companies will be absorbed by, and incorporated to, the Company (hereinafter also called the “Merger”). The Merger is subject to fulfillment of certain terms and conditions, all in the terms approved by the Special Shareholders Meeting of the Company held December 21, 2011. The minutes thereof were executed to public deed on January 11, 2012 in the Santiago Notarial Office of Mr. Eduardo Diez Morello. An abstract thereof was registered on page 4,238, number 2,921, of the Santiago Commercial Registry on January 16, 2012.
[2]	The text of this article will be amended after the Merger is perfected, as indicated in Note 1 above.

SECTION TWO: Capital, Shares and Shareholders

Article 5: The capital of the Company is US$1,948,953,009.66, divided into 488,355,882 shares in one single series, with no par value. There are no special series of shares nor privileges. The form of share certificates, their issuance, exchange, ruin, misplacement, replacement and other circumstances thereof as well as the transfer of shares shall be governed by the provisions in the Companies Law and its Regulations.

Article 6: Shareholders may stipulate agreements limiting the free transfer of shares, but those agreements shall be deposited with the Company and be available to other shareholders and interested third parties, and they shall be annotated in the shareholders registry in order to be valid.

SECTION THREE: Management

Article 7: The Company will be managed by the Board of Directors that will be elected by the Shareholders Meeting.

Article 8: The Board will be comprised of 9 members and will hold office for two years. Members may be reelected. There will be no need to be a shareholder in order to be a director. The Board will appoint a Chairman and a Vice Chairman from among its members. The Vice Chairman shall substitute for the Chairman in the event of the latter’s absence or impediment. The Board of Directors may appoint an Interim Chairman whenever the Chairman and Vice Chairman are absent or suffer from an impediment. The absences or impediments behind such substitution shall not have to be proven to third parties.

Article 9: The entire Board of Directors shall be elected at the next Regular Shareholders Meeting to be held by the Company whenever there is a vacancy in a Directorship. The Board may appoint a replacement in the interim.

Article 10. Directors will be compensated for their office. Whether they will be compensated and the amount thereof will be determined annually by the Regular Shareholders Meeting.

Article 11: Board meetings shall be installed by the presence of a majority of Directors. Resolutions will be adopted by an absolute majority of the Directors present, save resolutions that require a higher majority according to the law or these by-laws.

Any tie shall be decided by the vote of the Chairman of the Meeting. The Chief Executive Officer of the Company shall act as Secretary or the person expressly appointed by the Board of Directors to that position.

Article 12: The Board shall hold regular meetings on the days and at the times it determines. In any case, it shall meet at least once a month. Special meetings may be held when they are convened specially by the Chairman together with two directors and/or at the request of an absolute majority of directors, in which case the meeting must necessarily be held.

Article 13: The Board represents the Company judicially and extrajudicially and shall be vested, in order to fulfill the business purpose, which shall not be necessary to prove to third parties, with all powers of administration and disposition that the Law, Regulations and these by-laws do not reserve for the shareholders meeting. There will be no need to grant any special power of attorney, including for those acts or contracts regarding which the laws require such an event, as provided in article 40 of the Law. The foregoing is without prejudice to the judicial representation pertaining to the Chief Executive Officer of the Company.

The Board of Directors may delegate part of its authority to the General Manager, Managers, attorneys of the Company, to one director or a committee of directors, and to other people for certain special purposes.

Article 14. The deliberations and resolutions of the Board of Directors shall be written down in a minutes book that will be signed on each occasion by the directors who attended the meeting and by the Secretary.

A director who wishes to circumvent his liability for any act or resolution of the Board shall have his opposition recorded in the minutes and that opposition shall be disclosed by the Chairman at the next Regular General Shareholders Meeting.

Should a director die or be unable for any reason to sign the corresponding minutes, a record of that fact shall be left at the foot of the minutes.

The minutes shall be deemed approved as from the time they have been signed by the aforesaid persons, and from that moment the resolutions indicated therein may be implemented.

Article 15: The Company will have an Executive Vice President and a Manager, who will be the legal representative of the Company. Both positions will be appointed by the Board of Directors and may be held by one same person. The Executive Vice President shall have the powers conferred thereupon by the Board of Directors. The Manager shall have the powers delegated thereto by the Board of Directors, notwithstanding those corresponding thereto by the Law and in particular:

(i) he shall represent the Company judicially with the powers listed in both subparagraphs of article seventh of the Code of Civil Procedure, which are deemed expressly set out.

(ii) he shall execute and enter into all acts and contracts, whether civil, commercial, administrative or otherwise, conducive to the purposes of the Company within the limits on amount set by the Board; and

(iii) generally, he shall implement resolutions of the Board and execute all acts for which he has been expressly delegated authority, in the form, amount and conditions that are determined. The Board shall appoint one or more persons who may individually validly represent the company in all notifications made thereto in absence of the Manager, which the interested party shall not have to evidence.

SECTION FOUR: Shareholders Meetings

Article 16: Shareholders shall meet in a regular meeting once a year between February 1 and April 30.

Article 17: Matters for a regular meeting are:

1.	the annual appointment of the independent external auditors to examine the accounting, inventory, balance sheet and other financial statements of the Company;

2.	the examination of the situation of the Company and of the reports by the external auditors and approval, amendment or rejection of the annual report, balance sheet and financial statements and exhibits;

3.	the approval of the distribution of fiscal year profits and the payment of dividends;

4.	the election or revocation of the board, liquidators and auditors of management;

5.	the determination of the annual compensation of directors;

6.	acknowledgement of the resolutions adopted by the Board in which there was opposition of one or more directors.

7.	acknowledgement of the resolutions approving acts or contracts in which one or more directors had or have an interest personally or as the representative of another person; and

8.	generally, any matter of corporate interest not reserved for a Special Shareholders Meeting.

Article 18: Matters for a Special Shareholders Meeting are:

1.	a reform to the Company’s by-laws;

2.	the issuance of bonds or debentures convertible to shares;

3.	the grant of real or personal guarantees to secure third-party obligations when those third parties are not subsidiaries; and

4.	the other matters surrendered to the debate thereof by the by-laws and the law.

Article 19: Notices of meetings shall be given by a prominent advertisement that will be published at least 3 times on different days in a newspaper in the corporate domicile determined by the meeting or, failing agreement, or when compliance therewith is impossible, in the Official Gazette, in the time, form and conditions determined by the Companies Regulations.

In addition to the preceding notice, a notice should be sent by mail to each shareholder a minimum of 15 days in advance of the date of the meeting, which shall contain a reference to the matters to be discussed thereat.

The notice shall mention the resolutions of the Board that the Meeting must study according to Article 44 of the Law. Meetings attended by all issued shares may be validly held even though the formalities required for notice have not been completed.

Article 20: Regular and Special Shareholders Meeting shall be validly installed by representatives of a majority of the issued shares. If that number is not present, a new notice will be given and the Regular or Special Shareholders Meeting will be validly installed by the shareholders attending.

Special Shareholders Meetings shall be held before a notary. Second notices may only be published once the meeting has failed under a first notice or second notice, as the case may be, and a new shareholders meeting shall be convened, regardless, within 45 days after the date set for the meeting that was not held under a first notice.

Notices shall be published in the same period indicated above.

Article 21: Resolutions of both Regular and Special Shareholders Meeting shall be adopted by the affirmative vote of at least an absolute majority of the shares represented at the meeting. In any case, the resolutions indicated in the second subparagraph of article 67 of the Companies Law shall require the affirmative vote of two-thirds of the issued and voting shares. Only shareholders registered in the Shareholders Registry five days in advance of the date of the respective meeting may attend meetings and exercise their right to speak and vote. Directors shall be elected in one single voting, and the persons who earn the nine highest majorities shall be deemed elected. Shareholders may distribute their votes among candidates in the manner they deem convenient. In order to proceed with voting, save unanimously resolution otherwise, the Chairman and Secretary, together with the persons previously designated by the meeting to sign the minutes thereof, shall record in a document the votes that are cast outloud by the shareholders present, in the order of the attendance list. Any shareholder shall have the right, however, to vote on a ballot signed thereby, stating whether he signs personally or on behalf of another.

Notwithstanding the foregoing, in order to facilitate the conduct or quickness of the voting, the Chairman or the Superintendency, as the case maybe, may order that voting be taken alternatively and indistinctively outloud or by ballot. When counting votes from the annotations made by the aforesaid persons, the Chairman may read the votes outloud in order for all those present to calculate the votes themselves or to confirm the true outcome through such annotation and ballots.

The Secretary shall add up the votes and the Chairman shall proclaim the top majorities until completing the number to be elected.

The Secretary will put all papers in an envelope that he will close and seal by the company seal, which will be filed with the Company for at least two years.

Article 22: Shareholders may be represented at meetings by other shareholders or by third parties in the form and conditions set down in the Regulations. The proxy granted for the meeting not held shall be deemed valid for the new meeting held instead provided the first meeting was not held due to a lack of quorum.

Article 23: Attendees at meetings shall sign an attendance sheet that will indicate after their signature the number of shares held by the signatory, the number of shares represented by the signatory and the name of the principal.

Article 24: Deliberations and resolutions of Shareholders Meetings shall be set down in a Special Minutes Book that will be kept by the Secretary. Minutes will be signed by the Chairman or by his substitute, by the Secretary and by three Shareholders on behalf of attendees, elected by the meeting.

An abstract of the events of the meeting shall be written in minutes and the following data necessarily recorded: the name of the shareholders present, the number of shares owned or represented by each, a succinct account of any observations, an account of the motions submitted to discussion and the outcome of voting, and the list of shareholders who have voted against those motions, if anyone has requested nominal voting.

Only under the unanimous consent of attendees may the record of some event occurring at the meeting be eliminated from the minutes, provided it relates to corporate interests.

The minutes containing the election of directors shall indicate the names of all shareholders present and specify the number of shares voted by each, personally or on behalf of another, and the general outcome of the voting.

A copy of these minutes will be sent to the Superintendency of Securities and Insurance. The Company shall notify the Superintendency of the appointment of directors who are replaced within three business days.

SECTION FIVE: Annual Report, Balance Sheet and Profits

Article 25: A General Balance Sheet of the Company’s assets and liabilities shall be prepared as of December 31st of each year, which will contain the indications required by the laws and regulations.

Article 26: At the Regular General Shareholders Meeting, the Board of Directors shall advise shareholders of the status of the Company’s business and present an annual report containing explanatory and analytical information on the transactions performed in the most recent fiscal year, accompanied by the general balance sheet, profit and loss statement and report presented by the external auditors.

All sums earned during the fiscal year by the Chairman and Director shall be placed in separate lines within the profit and loss accounts in such balance sheet.

Article 27: Dividends shall be paid exclusively against net profits from the fiscal year or retained earnings in balance sheets approved by the Shareholders Meeting. Should the Company have accumulated losses, profits earned in the fiscal year shall be first allocated to absorbing those losses. A cash dividend shall be paid annually to shareholders in proportion to their shares, amounting to at least 30% of the net profits from each fiscal year, save resolution otherwise adopted unanimously by the respective meeting.

Article 28. The annual report, balance sheet and inventory, minutes, books and other items supporting them and the report that the external auditors must present shall be available to shareholders for examination at the management’s offices for 15 days prior to the date set for the Regular General Shareholders Meeting. For this purpose, the Company shall keep printed or typed copies of those documents in that office. The Company shall send each of the shareholders registered in the respective Registry a copy of the balance sheet and of the annual report of the Company on a date that is no later than the date of the first notice convening a Regular Shareholders Meeting, including the opinion of the auditors and the respective notes, all without prejudice to the provisions in the second and third subparagraphs of article 75 of the law.

Article 29: The Company shall publish the information determined by the Superintendency of Securities and Insurance on its duly audited general balance sheets and profit and loss statements in a widely circulated newspaper in the corporate domicile no less than 10 nor more than 20 days in advance of the date of the Regular Shareholders Meeting that will decide on them. In that same period, the Company shall submit the number of counterparts of such documents to the Superintendency of Securities and Insurance as determined thereby. If the balance sheet and profit and loss statements are modified by the meeting, the changes will be published in the same newspaper within 15 days following the date of the meeting, notwithstanding that they must also be sent to the Shareholders registered in the Registry. The balance sheet shall contain the name of the Chairman, directors, managers and indicate the share transactions performed by such individuals during the fiscal year.

Article 30: When the condition of corporate funds allow and the Board deems it convenient, interim dividends may be paid to Shareholders during the fiscal year on account of profits from that year, under the personal liability of directors approving the resolution, provided there are no cumulative losses.

SECTION SIX: Audit of Management

Article 31: The Regular Shareholders Meeting shall appoint independent external auditors annually to examine the accounting, inventories, balance sheets and other financial statements of the Company, under the obligation to report in writing on fulfillment of their mandate to the next Regular Shareholders Meeting.

SECTION SEVEN: Arbitration

Article 32: Any matter arising among shareholders as such or among them and the company or its managers shall be resolved without form of trial or further remedy by an arbitrator ex aequo et bono appointed by mutual consent of the parties involved, and failing consent, by the ordinary courts, in which case the arbitrator shall be a conciliator in regard to procedure and an arbiter in regard to the ruling. The appointment shall fall upon an attorney who is or has been a deputy justice of the Supreme Court of Justice for at least one year. Notwithstanding the foregoing, the plaintiff in any dispute may remove the hearing thereof from the venue of arbitrators and submit to the decision of the Ordinary Courts.

TRANSITORY ARTICLES

Transitory Article First: The capital of the Company is US$1,948,953,009.66, divided into 488,355,882 shares in one single series, with no par value, which has been and will be subscribed and paid as follows:

(One)	The sum of US$472,482,439.59, divided into 340,232,861 shares, fully subscribed and paid in prior to this date.

(Two)	The sum of US$11,097,599.98, divided into 767,139 shares to be subscribed and paid on account of the capital increase approved at the Special Shareholders Meeting of the Company held April 5, 2007. These shares are allocated to compensation plans for the employees of the Company and its subsidiaries, as provided in Article 24 of the Companies Law. The Board was fully authorized to create and implement the stock option plans in one or several stages. These shares must be subscribed and paid for at a price of US$14.50 per share, adjustable by the change in the CPI—i.e., the Consumer Price Index published monthly by the U.S. Department of Labor from November 5, 2009 to the date of subscription and payment of the shares—, payable in pesos at the observed dollar exchange rate on the same date of subscription and payment. This price was set by the Board at Special Meeting 85 held November 5, 2009, within the purview of the resolution adopted by the Company’s Special Shareholders Meeting on October 29, 2009 at which it was delegated the authority to set the final placement price according to the rule in the second subparagraph of Article 28 of the Companies Regulations. The shareholders do not enjoy a right of first refusal in regard to these shares, as provided in the third subparagraph of said Article 24. These shares shall be paid at once, in the act of subscription, in cash, by check, bank check, wire transfer or any other instrument or effect representing money payable upon demand. The maximum term for subscription and payment of these shares expires April 5, 2012; and

(Three)	The sum of US$1,465,372,970.09, divided into 147,355,882 shares to be subscribed and paid on account of the capital increase approved at the Special Shareholders Meeting of the Company held December 21, 2011.

In regard to this capital increase for an aggregate of US$1,465,372,970.09, represented by said 147,355,882 shares:

(A)	a part, totalling US$1,417,639,617.60, represented by 142,555,882 shares, to be exchanged—because of the merger of the Company with Sister Holdco S.A. and Holdco II S.A. in which these latter two companies will be absorbed by, and incorporated to, the Company (hereinafter also called the “Merger”)—at the rate of 0.9 shares in the Company per share that is fully subscribed and paid in each of the absorbed companies that is owned by shareholders other than shareholders in the Company. Once exchanged as indicated above, these shares will be deemed fully subscribed and paid by the contribution of all assets, liabilities and equity of the absorbed companies incorporated to the Company by the Merger. The shares held by the Company in the absorbed companies at the time the Merger is perfected will become invalid.

By effect of the Merger, the Company, as the absorbing company, will acquire all of the assets and liabilities of the absorbed companies and succeed them in regard to all of their rights and obligations according to Article 99 of the Companies Law. By reason of the Merger, all of the equity and shareholders of the absorbed companies will be incorporated to the Company, as the absorbing company, as well as all of the assets, rights, authorizations, patents, permits, obligations and liabilities thereof. Sister Holdco S.A. and Holdco II S.A., as the absorbed companies, will be legally dissolved in consequence. Hence, by effect of the Merger and for all pertinent purposes, the Company will be the successor and legal continuer of

Sister Holdco S.A. and Holdco II S.A. The Merger is being implemented on the basis of the expert merger report dated December 1, 2011, together with its appendices, prepared by Mr. Enrique Cid Corral, an independent expert, and of the duly audited financial statements of the three companies through September 30, 2011. The Company will keep records of the tax values of the assets and liabilities of the absorbed companies in the same terms as the latter now do, in accordance with Article 64 of the Tax Code, for the purpose of proving compliance with all rules contained in the Income Tax Law, such as depreciation, price-level restatement, the calculation of goodwill at the time of transfer and the other rules that may be applicable. Moreover, as provided in Article 69 of the Tax Code, the Company, as the legal continuer and successor of Sister Holdco S.A. and Holdco II S.A., will be liable for payment of all taxes that (i) are or may be owed by Sister Holdco S.A. and Holdco II S.A.; and (ii) are shown in the winding up balance sheets to be presented by the Company to the Internal Revenue Service.

The maximum term for subscription and payment, i.e., for the exchange of such 142,555,882 shares to occur, will expire June 28, 2012. It is stipulated that this period leaves time for the Merger to be materialized since it is subject to the Terms and Conditions of the Agreements contained in Proposal for Agreement 8, approved by the Special Shareholders Meeting of the Company on December 21, 2011.

If there is a balance of such 142,555,882 shares not used after the exchange in the Merger, it will be used to create and implement compensation plans for the employees of the Company and its subsidiaries, as provided in Article 24 of the Companies Law. For all pertinent purposes, as of the date when use thereof is no longer feasible because of the exchange in the Merger, the issuance, subscription, payment and other pertinent aspects of such unused balance of shares will be governed by the same bylaw as the 4,800,000 shares to which letter (B) below refers. In that case, the maximum term for issuance, subscription and payment shall therefore expire December 21, 2016.

Since it will not be possible for shareholders in the absorbed companies to receive fractions of shares in the absorbing company in the application of the aforesaid share exchange ratio, the Company’s Board of Directors was authorized to pay a sum in United States of America dollars for such fractions, equal to the product of (i) the fraction of a share that would correspond to the respective shareholder and (ii) the closing price of the Company’s share on the Santiago Stock Exchange on the exchange business day prior to the day when the Merger is materialized, using the “observed” dollar exchange rate published by the Central Bank of Chile on that date, notwithstanding the authority to collect and place the shares resulting from said fractions on a stock exchange.

The Company’s Board of Directors was amply empowered, within the framework of the resolutions adopted by the Meeting, to proceed to issue the shares representing the capital increase to which this letter (A) refers all at once and for all of the shares, or in parts, at the Board’s discretion; to conduct or order all proceedings necessary to register the shares in the increase in the Securities Registry of the Securities and Insurance Commission of Chile, including all types of requests, measures, procedures, presentations, declarations and other measures relating to the registration and placement of the shares; and once the share issue has been registered that was approved for this capital increase, to decide on the exchange and placement thereof all at once or in parts and listing thereof on one or more stock exchanges; to represent the Company or order that it be represented before any type of authority, entity or person, including, but not limited to, government, regulatory or oversight entities, stock exchanges or others related to the securities market; to grant the powers of attorney necessary or convenient to implement all or part of the foregoing; and, in general, to resolve all situations, modalities, supplements, amendments and details that may arise or be required in relation to this bylaw reform and related matters approved by the Meeting; and

(B)

the remainder of the increase for US$47,733,352.49, represented by 4,800,000 shares, shall be allocated to compensation plans for the employees of the Company and its subsidiaries, as provided in Article 24 of the Companies Law. The Board was fully authorized to create and implement the stock option plans in one or several stages. The shareholders do not enjoy a right of first refusal in regard to these shares, as provided in the third subparagraph of said Article 24. The price of these shares must be paid at once, in the act of subscription, in cash, by check, bank check, wire transfer or any other instrument or effect representing money payable upon demand. The Board was authorized by the Meeting to set the placement price for the cash shares according to the rule in the second subparagraph of Article 28 of the Companies Regulations The maximum term for issuance, subscription and payment of these shares expires December 21, 2016; and

The Company’s Board of Directors was amply empowered, within the framework of the resolutions adopted by the Meeting, to proceed to issue the shares representing the capital increase to which this letter (B) refers all at once and for all of the shares, or in parts, at the Board’s discretion; to conduct or order all proceedings necessary to register the shares in the increase in the Securities Registry of the Securities and Insurance Commission of Chile, including all types of requests, measures, procedures, presentations, declarations and other measures relating to the registration and placement of the shares; and once the share issue has been registered that was approved for this capital increase, to decide on the exchange and placement thereof all at once or in parts and listing thereof on one or more stock exchanges; to represent the Company or order that it be represented before any type of authority, entity or person, including, but not limited to, government, regulatory or oversight entities, stock exchanges or others related to the securities market; to determine all matters relating to the options forming part of the compensation plans, including, but not limited to, the periods during which the options will be valid, the periods, opportunities, form and other conditions for acceptance or exercise thereof, the employees that will be benefitted thereby, the number of shares in the options offered and all other matters relating to the foregoing; to grant the powers of attorney necessary or convenient to implement all or part of the foregoing; and, in general, to resolve all situations, modalities, supplements, amendments and details that may arise or be required in relation to this bylaw reform and related matters approved by the Meeting.

It is specially stipulated that the Merger, the capital increase to which this number (Three) refers and other resolutions related to the foregoing are subject to the Terms and Conditions of the Agreements contained in the Proposal of Agreement 8, approved by the Special Shareholders Meeting of the Company held December 21, 2011.

CERTIFICATE

Lan Airlines S.A. is an open stock corporation registered under #306 in the Securities Registry. It was incorporated by public deed executed December 30, 1983 in the Santiago Notarial Office of Mr. Eduardo Avello Arellano. An abstract thereof was registered on page 20,341, number 11,248, in the 1983 Commercial Registry of the Santiago Real Estate Registrar and was published in the Official Gazette on December 31, 1983. The restated text of the company’s bylaws was approved by a Special Shareholders Meeting held September 15, 1988, the minutes of which were executed to public deed on October 7, 1988 in the Santiago Notarial Office of Mr. Mario Baros Gonzalez. The respective abstract was registered on page 25,966, number 13,208, of the 1988 Commercial Registry of the Santiago Real Estate Registrar and published in the Official Gazette on October 21, 1988. The company’s bylaws were subsequently amended, as follows:

•

by public deed executed August 2, 1989, in the Santiago Notarial Office of Mr. Mario Baros Gonzalez. An abstract thereof was registered on page 24,330, number 12,374, of the 1989 Commercial Registry of the Santiago Real Estate Registrar and was published in the Official Gazette on September 9, 1989.

•

by public deed executed January 31, 1990 in the Santiago Notarial Office of Mr. Victor Manuel Correa Valenzuela. An abstract thereof was registered on page 4,038, number 2,167, of the 1990 Commercial Registry of the Santiago Real Estate Registrar and published in the Official Gazette on February 10, 1990.

•

by public deed executed November 12, 1990 in the Santiago Notarial Office of Mr. Ivan Torrealba Acevedo. An abstract thereof was registered on page 31,410, number 15,623, of the 1990 Commercial Registry of the Santiago Real Estate Registrar and was published in the Official Gazette on November 17, 1990.

•

by public deed executed May 6, 1991 in the Santiago Notarial Office of Mr. Victor Manuel Correa Valenzuela. An abstract thereof was registered on page 13,150, number 6,518, of the 1991 Commercial Registry of the Santiago Real Estate Registrar and was published in the Official Gazette on May 14, 1991.

•

by public deed executed March 17, 1994 in the Santiago Notarial Office of Mr. Victor Manuel Correa Valenzuela. An abstract thereof was registered on page 5,595, number 4,601, of the 1994 Commercial Registry of the Santiago Real Estate Registrar and was published in the Official Gazette on …., 1994.

•

by public deed executed August 28, 1997 in the Santiago Notarial Office of Mr. Eduardo Pinto Peralta. An abstract thereof was registered on page 21,506, number 17,221, of the 1997 Commercial Registry of the Santiago Real Estate Registrar and was published in the Official Gazette on September 2, 1997.

•

by public deed executed May 15, 1998 in the Santiago Notarial Office of Mr. Eduardo Pinto Peralta. An abstract thereof was registered on page 11,806, number 9,626, of the 1998 Commercial Registry of the Santiago Real Estate Registrar and was published in the Official Gazette on May 29, 1998.

•

by public deed executed September 7, 2000, in the Santiago Notarial Office of Mr. Eduardo Pinto Peralta. An abstract thereof was registered on page 23,758, number 18,844, of the 2000 Commercial Registry of the Santiago Real Estate Registrar and was published in the Official Gazette on September 12, 2000.

•

by public deed executed July 28, 2004 in the Santiago Notarial Office of Mr. Ivan Torrealba Acevedo. An abstract thereof was registered on page 25,128, number 18,764, of the 2004 Commercial Registry of the Santiago Real Estate Registrar and was published in the Official Gazette on August 21, 2004.

•

by public deed executed January 26, 2007 in the Santiago Notarial Office of Mr. Raul Undurraga Laso. An abstract thereof was registered on page 7,232, number 5,340, of the 2007 Commercial Registry of the Santiago Real Estate Registrar and was published in the Official Gazette on February 19, 2007.

•

by public deed executed April 9, 2007 in the Santiago Notarial Office of Mr. Raul Undurraga Laso. An abstract thereof was registered on page 14,510, number 10,713, of the 2007 Commercial Registry of the Santiago Real Estate Registrar and was published in the Official Gazette on April 14, 2007; and

•

by public deed executed January 11, 2012 in the Santiago Notarial Office of Mr. Eduardo Diez Morello. An abstract thereof was registered on page 4,238, number 2,921, of the 2012 Commercial Registry of the Santiago Real Estate Registrar and was published in the Official Gazette on January 14, 2012.

It is certified that the attached text corresponds to the valid bylaws of Lan Airlines S.A.

Santiago, Chile, January 27, 2012

Alejandro de la Fuente Goic

Chief Financial Officer

LAN AIRLINES S.A.